Exhibit 99.3

FRANK D’ANGELO ELECTED CHAIRMAN OF EVERTEC’S BOARD OF DIRECTORS

SAN JUAN, PUERTO RICO – February 12, 2014 – EVERTEC, Inc. (NYSE: EVTC) (“EVERTEC” or the “Company”) today announced that the Company’s Board of Directors has elected Frank G. D’Angelo Chairman of the Board. Mr. D’Angelo has been a member of EVERTEC’s Board of Directors since September 9, 2013.

“We are pleased to have Frank D’Angelo as our Chairman” said Peter Harrington, EVERTEC’s President and Chief Executive Officer. “Frank’s significant experience operating payment businesses globally and his management expertise will be a valuable assets to the Company as we execute on our growth plan.”

Frank G. D’Angelo’s career spans 35 years in the financial services and payments industries. Prior to his appointment to EVERTEC’s Board, Mr. D’Angelo served as President of Monitise Americas, Inc., a provider of mobile banking, payments and commerce networks from July 2012 to June 2013. Before that he was Executive Vice President of the Payment Solutions Group at Fidelity National Information Services (NYSE: FIS) from 2009 to 2012. Prior to FIS, Mr. D’Angelo was President of the Payment Solutions Group at Metavante Technologies, and held various other senior leadership positions during his 12 year tenure at the company. Mr. D’Angelo also served 20 years with Diebold Corporation in several executive management positions including CEO of Diebold Mexico.

Mr. D’Angelo replaces Marc E. Becker who resigned from the Company’s Board in December 2013.

About EVERTEC, Inc.

EVERTEC is the leading full-service transaction processing business in Latin America and the Caribbean. Based in Puerto Rico, EVERTEC provides a broad range of merchant acquiring, payment processing and business process management services across 19 countries in the region. EVERTEC processes over 2.1 billion transactions annually over the electronic payment networks that it manages. EVERTEC is the largest merchant acquirer in the Caribbean and Central America, and the seventh largest in Latin America. EVERTEC owns and operates the ATH network, one of the leading personal identification number (“PIN”) debit networks in Latin America. In addition, EVERTEC provides a comprehensive suite of services for core bank processing, cash processing and technology outsourcing. EVERTEC serves a broad and diversified customer base of leading financial institutions, merchants, corporations and government agencies with ‘mission critical’ technology solutions. For more information, visit http://www.evertecinc.com.

Contact

Investor Contact

Luis M. Cabrera

Senior Vice President

Head of Investor Relations

(787) 773-5302

IR@evertecinc.com

Media Contact

Wanda Betancourt, APR

Senior Vice President

Communications and Marketing

(787) 773-5302

newsmedia@evertecinc.com